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                                                                    EXHIBIT 23.1


                        Ralph E. Davis Associates, Inc.
                              1717 St. James Place
                                   Suite 460
                              Houston, Texas 77056
                                 (281) 382-5221


March 26, 2003


Dominion Resources Black Warrior Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, TX  75202-3714

Gentlemen:

Ralph E. Davis Associates, Inc., hereby consents to the use of oil and gas reserve information in the Dominion Resources Black Warrior Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2002 and in the Dominion Resources Black Warrior Trust Annual Report for the year ending December 31, 2002, based on reserve reports dated February 14, 2003, prepared by Ralph E. Davis Associates, Inc.




Submitted,



Ralph E. Davis Associates, Inc.